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                       [LETTERHEAD OF WILLKIE FARR & GALLAGHER]


October 2, 1995




Smith Barney Income Funds
388 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

          We have acted as counsel for Smith Barney Income Funds, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), in connection with the transfer of all or substantially all of the assets of the Utility Portfolio (the "Acquired Fund"), a series of Smith Barney Funds, Inc. ("SBFI"), a corporation organized under the laws of the State of Maryland, to Smith Barney Utilities Fund (the "Acquiring Fund"), a sub-trust of the Trust, and the related issuance of shares of the Acquiring Fund's Class A, Class B and Class C shares of beneficial interest, par value $.001 per share (the "Acquiring Fund Shares"), and the assumption by the Acquiring Fund of scheduled liabilities of the Acquired Fund in exchange therefor, all pursuant to an Agreement and Plan of Reorganization dated as of October 2, 1995 (the "Agreement") between the Trust on behalf of the Acquiring Fund and SBFI on behalf of the Acquired Fund. Capitalized terms used herein have the same meanings ascribed to them in the Agreement unless defined otherwise herein.

          As counsel for the Trust, we have examined the Trust's Registration Statement on Form N-14 substantially in the form in which it is to become effective (the "Registration Statement"), the Trust's Master Trust Agreement and By-laws, and all amendments thereto, and the Agreement.

          We have also examined and relied upon such organizational records of the Trust and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions expressed herein. We have assumed without independent verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. As to matters of Massachusetts law, we have relied solely on the opinion of Goodwin, Procter & Hoar with respect to the matters addressed therein, which is satisfactory to us in form and scope and a copy of which is annexed hereto.


















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          Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules, regulations or other similar laws of any state (including Massachusetts) or the United States of America. In rendering the opinions herein, we assume that there will be no material changes in the facts and conditions on which we base such opinions between the date hereof and the time of issuance of the Acquiring Fund Shares pursuant to the Agreement.

          Under Massachusetts law, shareholders of a business trust may, under certain circumstances, be held personally liable for the obligations of the Trust. The Trust's Master Trust Agreement provides, however, that if a shareholder of any sub-trust of the Trust is charged or held personally liable solely by reason of being or having been a shareholder, the shareholder shall be entitled out of the assets of the sub-trust to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder incurring financial loss on account of shareholder's liability is limited to circumstances in which the sub-trust itself would be unable to meet its obligations.

          Based upon the foregoing, we are of the opinion that all necessary Trust action precedent to the issuance of the Acquiring Fund Shares pursuant to the Agreement has been duly taken. We are further of the opinion that the Acquiring Fund Shares when issued in accordance with the terms of the Agreement will be validly issued, fully paid and nonassessable by the Trust.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus/Proxy Statement included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the Acquiring Fund Shares under the securities laws of any state or other jurisdiction.


































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          This opinion is furnished by us as counsel to the Trust, is solely for the benefit of the Trust and its governing board in connection with the above described acquisition of assets and liabilities and may not be relied upon for any other purpose or by any other person.

                                   Very truly yours,




                              /s/WILLKIE FARR & GALLAGHER